 North America Structured Investments  5yr SPX/RTY Uncapped Buffered Return Enhanced Note  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Hypothetical Returns on the Notes at Maturity**  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Indices: S&P 500 Index and Russell 2000 IndexUpside Leverage Factor: At least 1.14*  Maximum Return: Uncapped  Buffer: 22.50%  Index Return: (Final Value - Initial Value) / Initial Value  Initial Value: With respect to each Index, the closing level on the Pricing Date  Final Value: With respect to each Index, the closing level on the Observation Date  Pricing Date: April 25, 2018  Note Payoff at Maturity Index Peformance  $1,325  $1,200  $1,075  $950  $825  $700  -30% -15% 0% 15% 30%  Index Return  Observation Date: April 25, 2023  Maturity Date: April 28, 2023  CUSIP: 48129MHM1  Preliminary PricingSupplement: http://sp.jpmorgan.com/document/cusip/48129MHM1/doctype/Product_Termsheet/document.pdf  Hypothetical  Lesser Hypothetical Note  Performing Index Return  Return  80.00% 91.20%  Hypothetical Payment at  Maturity  $1,912.00  For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes,see the hyperlink above.  Certain Product Characteristics  If the Final Value of the Underlying is greater than its Initial Value, you will receive a cash payment that provides youwith a return per $1,000 principal amount note equal to the Underlying Return multiplied by the Upside Leverage  Factor, subject to the Maximum Return on the notes.  If the Final Value of either Index is less than its Initial Value but the Final Value of each Index is greater than or equalto its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal  amount of your notes at maturity.  If the Final Value of either index is less than the Initial Value by more than the Contingent Buffer Amount, you will loose  50.00% 57.00% $1,570.00  40.00% 45.60% $1,456.00  30.00% 34.20% $1,342.00  20.00% 22.80% $1,228.00  10.00% 11.40% $1,114.00  5.00% 5.70% $1,057.00  0.00% 0.00% $1,000.00  -10.00% 0.00% $1,000.00  at least  40% of the principal amount of your notes at maturity and could loose the entire principal amount.  -30.00%  -7.50%  $925.00  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the  notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  -40.00%  -17.50%  $825.00  * The final Upside Leverage Factor will be provided in the Pricing Supplement and will not be less than 1.14.  -50.00%  -27.50%  $725.00  ** Reflects an Levered Uncapped Return of 1.14 for illustrative purposes. The hypothetical returns and hypothetical  payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would  -60.00%  -37.50%  $625.00  be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns andhypothetical payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr SPX/RTY Uncapped Buffered Return Enhanced Note  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes  prior to maturity will be subject to changes in the market’s view of the creditworthinessof JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • If the Underlying declines from its initial level by more than 22.50%, you could lose up  to $775 for each $1,000 note.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  • J.P. Morgan is currently one of the companies that makes up the S&P 500 Index.  • The notes are subject to the risks associated with small capitalization stocks.  • You are exposed to the risk of decline in the level of each Index.  Selected Risks (continued)  • JPMS’s estimated value will be lower than the original issue price (price to public) of the notes.  • JPMS’s estimated value is not determined by references to our credit spreads for our conventional fixed rate debt.  • JPMS’s estimated value does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than JPMS’s current estimated value for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial CompanyLLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. Youmay get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., anyagent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase& Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is notintended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com